Exhibit 99.1

February 9, 2017

To Our Members:

During 2016, the Federal Home Loan Bank of Chicago (Bank) maintained our focus on providing value to you, our members, in the products and services that we offer. We used our financial strength to enhance the value of your membership by reducing your membership and activity stock requirements while enhancing your return on investment. I’m pleased to review with you many of the year’s important initiatives.

Focused on Members
Consistent with our commitment to serve our members, the Board of Directors announced several changes in 2016 designed to help you obtain value from the Bank in a manner most appropriate for your business. The Board reduced the minimum stock requirement in the annual calculation for membership; lowered the cap on membership stock for any one member; and decreased the activity stock requirement for advances.

These changes lowered your investment requirements in the Bank without affecting your borrowing capacity and, in turn, created excess stock that was no longer required by the Bank. In November 2016, we announced we would automatically repurchase all excess stock on a weekly basis beginning on January 26, 2017. This change permits us to more effectively manage our balance sheet with a goal to provide a reasonable return on your capital stock in the long term. Proceeds from the weekly transactions appear in your interest-bearing DID account on the next business day, allowing you easy access to deploy the proceeds back in to your business and the communities you support. Finally, at its first meeting in January 2017, the Board of Directors increased the dividend declared per share on both sub-classes of stock for the fourth quarter of 2016. Reflective of these changes, the DID account rate has also increased 28 bps since December 15, 2016.

Focused on Funding Solutions
Reliable access to both short-term liquidity and long-term funding is a principal benefit of membership. In June 2016, we announced that most advance funding terms were available under our popular Reduced Capitalization Advance Program (RCAP), which affords members the opportunity to borrow new advances with an activity stock requirement of 2%. This change- when combined with our customized solutions, flexible funding strategies, and highly competitive rates-contributed to substantial growth in advances. At year-end 2016, advances were $45.1 billion, up 23% from year-end 2015. More members also took advantage of our letters of credit, which were $10.8 billion, up 61% from year-end 2015.

Focused on the Secondary Mortgage Market
We remain committed to providing members access to the secondary mortgage market through the Mortgage Partnership Finance® (MPF®) Program. MPF origination volumes on and off balance sheet for the Bank were $3.1 billion for 2016, an increase of 78% from year-end 2015. The re-introduction of the MPF Traditional products contributed to this substantial increase. In addition to the loan sale proceeds and servicing fee income members can receive, members can also earn income for providing credit support for loans sold to us through those products; during 2016, participating financial institutions earned $2 million in such credit support income.

Focused on Community Investment
Supporting your community investment activities is core to our mission. In 2016, more than 200 members reserved over $18 million in Downpayment Plus® (DPP®) funding on behalf of approximately 3,000 homebuyers in your communities. Over $26 million was granted through our competitive Affordable Housing Program (AHP) to help finance 46 affordable housing projects located primarily in Illinois and Wisconsin. These AHP awards will help your partners with the acquisition, rehabilitation, and new construction of over 2,200 housing units. Since 1989, the Bank has awarded more than $401 million in competitive AHP grants and more than $156 million in DPP funds that have helped provide easy-to-access down payment and closing cost assistance for income-eligible families.

The Bank has also committed $41 million of the $50 million revolving Community First® Fund at year-end 2016 as part of our effort to provide direct support to community development financial institutions (CDFIs) and community development loan funds. Last summer Accion Chicago, a nonprofit CDFI supporting small business in the Chicagoland area, became our eighth Fund partner.

Finally, in response to several devastating storms in central and northern Wisconsin last year, the Bank announced a $500,000 Community First® Disaster Relief Program where eligible individuals and business owners in the FEMA disaster areas can access grants through our members. We continue to explore new ways we can serve your communities and plan on piloting new programs in 2017.

You’re Invited: March Member Meetings
Last week you received an invitation to our member meetings, which we are hosting across Illinois and Wisconsin in March. I hope you can attend one of the five meetings where we will report on the state of the Bank and member initiatives. Several guest speakers will discuss balance sheet strategies and the economy. Please click here to learn more and to register.

2016 Financial Highlights
Our balance sheet reflects our commitment to being a member-focused Bank; overall our member usage of advances and MPF loan products has increased while our investment portfolio has paid down. Selected financial data is below, and attached are the preliminary, unaudited Condensed Statements of Income and Statements of Condition. We expect to file our 2016 Annual Report on Form 10-K with the Securities and Exchange Commission next month.

•	We recorded net income of $327 million in 2016 compared to $349 million in 2015.

•	Net interest income for 2016 was $456 million, which included $47 million of income from investment security prepayments during the period. For 2015, net interest income was
$508 million, which included $75 million of income from investment security prepayments during the period. While our legacy investment portfolio continues to pay down, investments that were indexed to 3-month LIBOR benefited from the increase in 3-month LIBOR rates. Separately, debt hedged with 3-month LIBOR swaps was negatively impacted by higher 3-month LIBOR rates. In addition, we issued a greater portion of long-term debt in 2016 at higher rates.

•	Noninterest income was $76 million in 2016 compared to $23 million for 2015 due in large part to higher amounts of private-label mortgage backed securities litigation settlements
($38 million in 2016, compared to $13 million received from such settlements during 2015) and increases in gains from our derivative and hedging activities of $17 million.

•	Noninterest expense was ($167) million for 2016 compared to ($138) million for 2015, driven mainly by an increase in compensation and benefits related expenses.

•
Assets were $78.7 billion in 2016 compared to $70.7 billion at year-end 2015. Growth in advances and a small net increase in MPF Loans held in portfolio helped offset the declines in investment securities.

•
Advances outstanding were $45.1 billion in 2016, up 23% from the previous year-end level of $36.8 billion, reflective of member demand for competitive funding to support investment and loan growth opportunities.

•	MPF Loans held in portfolio increased to $5.0 billion in 2016 compared to $4.8 billion for 2015 as new MPF loan purchases began to outpace paydown and maturity activity.

•	Total investment securities decreased 14% in 2016 to $21.0 billion, as our investment portfolio continued to pay down.

•	Retained Earnings were $3.0 billion at year-end 2016, up from $2.7 billion at the end of 2015 and we remain in compliance with all of our regulatory capital requirements.

•	Letter of Credit commitments increased to $10.8 billion in 2016 from $6.7 billion at year-end 2015.

As your member-owned and member-focused cooperative, we will continue to devote our resources to enhancing the value of your membership. Thank you for your support and for using the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement new or enhanced programs, the impact to us from the FHFA’s final membership rule and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” “DPP,” and “Community First” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	December 31, 2016	December 31, 2015	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$7,376	$4,226	75%
Investment securities	21,035	24,597	(14)%
Advances	45,067	36,778	23%
MPF Loans held in portfolio, net of allowance for credit losses	4,967	4,828	3%
Other	247	242	2%
Assets	$78,692	$70,671	11%

Consolidated obligation discount notes	$35,949	$41,564	(14)%
Consolidated obligation bonds	36,903	22,582	63%
Subordinated notes	—	944	(100)%
Other	1,145	929	23%
Liabilities	73,997	66,019	12%
Capital stock	1,711	1,950	(12)%
Retained earnings	3,020	2,730	11%
Accumulated other comprehensive income (loss)	(36)	(28)	29%
Capital	4,695	4,652	1%
Total liabilities and capital	$78,692	$70,671	11%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the year ended December 31,
	2016	2015	Change	2014	Change
Interest income	$1,259	$1,252	1%	$1,362	(8)%
Interest expense	(803)	(744)	8%	(841)	(12)%
Net interest income	456	508	(10)%	521	(2)%
Reversal of (provision for) credit losses	(1)	(5)	(80)%	7	(171)%
Net interest income after reversal of (provision for) credit losses	455	503	(10)%	528	(5)%
Litigation settlement awards	38	13	192%	27	(52)%
Other noninterest income	38	10	280%	5	100%
Noninterest income	76	23	230%	32	(28)%
Noninterest expense	(167)	(138)	21%	(124)	11%
Income before assessments	364	388	(6)%	436	(11)%
Affordable Housing Program assessment	(37)	(39)	(5)%	(44)	(11)%
Net income	$327	$349	(6)%	$392	(11)%

Average interest-earning assets	$76,879	$70,757	9%	$70,854	—%
Net yield (calculated using net interest income / average interest-earning assets, annualized)	0.59%	0.72%	(0.13)%	0.74%	(0.02)%
Prepayment fee income on advances	$10	$10	—%	$12	(17)%
Prepayment fee income on investments	$47	$75	(37)%	$17	341%
Adjusted net yield (non-GAAP basis, calculated the same as net yield, but excluding prepayment fee income on advances and investments from the net interest income) [1]	0.52%	0.60%	(0.08)%	0.69%	(0.09)%

[1]
The prepayment of our investments and advances is unpredictable and we cannot be certain of the timing or amount of future prepayments. Accordingly, we believe that the use of adjusted net yield is useful to members and others in evaluating our ongoing operational and financial results in a manner that is consistent with our evaluation of business performance. Additionally, we believe excluding prepayment fee income on investments and advances assists members in developing expectations of future performance.